DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138                                                                          FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com              (NasdaqCM:DNBF)

STATE BANKING LEADER JAMES BIERY JOINS DNB FINANCIAL CORPORATION BOARD OF DIRECTORS

DOWNINGTOWN, PA – December 23, 2013. DNB Financial Corporation, the parent company of DNB First, today announced the appointment of James Biery to its Board of Directors. Mr. Biery recently retired as President and CEO of the Pennsylvania Bankers Association (PBA), a position he held for 22 years.

William S. Latoff, DNB’s Chairman and CEO, stated:  “We are proud to welcome an individual with Jim’s experience and industry knowledge to our Board.  Throughout his career, he has demonstrated unwavering commitment to the banking industry and Pennsylvania’s community banks.  He has guided the industry through robust and challenging economic times, and provided critical advocacy to help shape political, regulatory and economic policy affecting the banking industry.

“Jim’s leadership and unique perspectives will be a tremendous asset to our Company in our continuing commitment to growth and industry-leading operational quality and service.”

Mr. Biery began his 37-year tenure at the PBA in the organization’s Government Relations Department. Mr. Biery chaired the Pennsylvania Department of Banking Transition Team under Governor Corbett and currently serves as a Board Member of the Pennsylvania Public School Employees Retirement System.  He has been an active member of the American Bankers Association since 1976. He holds a Bachelor’s Degree from Lebanon Valley College and a Masters in Governmental Administration from the Wharton Graduate School at the University of Pennsylvania.